Exhibit 95.1

MINE SAFETY DISCLOSURES

Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank"), contains reporting requirements regarding coal or other mine safety. We operate a mine in conjunction with our Green River, Wyoming facility, which is subject to regulation by the Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”), and is therefore subject to these reporting requirements. Presented in the table below is information regarding certain mining safety and health citations, orders and violations, if any, which MSHA has issued with respect to our operation as required by Dodd-Frank. In evaluating this information, consideration should be given to the fact that citations and orders can be contested and appealed, and in that process, may be reduced in severity, penalty amount or sometimes dismissed (vacated) altogether.

The letters used as column headings in the table below correspond to the explanations provided underneath the table as to the information set forth in each column with respect to the numbers of violations, orders, citations or dollar amounts, as the case may be, during the first calendar quarter of 2023 unless otherwise indicated. All section references in the table below refer to provisions of the Mine Act.

(1)	For each coal or other mine, of which the issuer or a subsidiary of the issuer is an operator:

	(A)	(B)	(C)	(D)	(E)	(F)	(G)			(H)
Mine or Operating Name	Section 104 S&S Citations (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential to Have Pattern Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Legal Actions Initiated During Period (#)	Legal Actions Resolved During Period (#)
Sisecam Wyoming LLC	—	—	—	—	—	$2,263	—	no	no	no	none	no

(A)	The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Act for which the operator received a citation from MSHA.

(B)	The total number of orders issued under section 104(b) of the Mine Act.

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.

(D)	The total number of flagrant violations under section 110(b)(2) of the Mine Act.

(E)	The total number of imminent danger orders issued under section 107(a) of the Mine Act.

(F)	The total dollar value of proposed assessments from the MSHA under the Mine Act, regardless of whether such proposed assessments are being contested or were dismissed or reduced prior to the date of filing the periodic report.

(G)	The total number of mining related fatalities.

(H)	Any pending legal action before the Federal Mine Safety and Health Review Commission involving such coal or other mines. With respect to those legal actions:

1.	Contests of citations and orders referenced in Subpart B of 29 CFR part 2700: None
2.	Contests of proposed penalties referenced in Subpart C of 29 CFR part 2700: None (see referenced in H1)
3.	Complaints for compensation referenced in Subpart D of 29 CFR part 2700: None
4.	Complaints of discharge, discrimination or interference referenced in Subpart E of 29 CFR part 2700: None
5.	Applications for temporary relief referenced in Subpart F of 29 CFR part 2700: None
6.	Appeals of judges' decisions or orders to the Federal Mine Safety and Health Review Commission referenced in Subpart H of29 CFR part 2700: None

(2)	A list of such coal or other mines, of which the issuer or a subsidiary of the issuer is an operator, that received written notice from MSHA of (A) a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health and safety hazards under section 104(e) of the Mine Act, or (B) the potential to have such a pattern.
        NONE

(3)	Any pending legal action before the Federal Mine Safety and Health Review Commission involving such coal or other mine.
SEE COLUMN (H) OF SECTION (1) ABOVE